Exhibit 99.1
Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

Contact:	Amy Martini Corporate Affairs (914) 789-2816 amartini@progenics.com	Kathleen Fredriksen Corporate Development (914) 789-2871 kfredriksen@progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES
FIRST QUARTER 2013 FINANCIAL RESULTS

Tarrytown, NY, May 10, 2013 – Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) today announced its results of operations for the quarter ended March 31.

Net loss for the quarter was $11.3 million or $0.22 diluted per share, compared to net loss of $13.1 million or $0.39 diluted per share in the 2012 period, due primarily to a $1.8 million decrease in total expenses. Progenics ended the quarter with cash, cash equivalents and securities of $58.4 million, reflecting use of $3.6 million for operations in the quarter.

First quarter revenue totaled $2.2 million for the current and prior-year periods. Royalty income for 2013 first quarter was $1.2 million compared to $1.8 million in the 2012 period, based on Relistor® net sales (in millions) reported to Progenics by Salix of:

	Three Months Ended
	March 31,		December 31,
	2013	2012	2012
U.S.	$6.7	$11.3	$4.1
Ex-U.S.	1.0	1.0	1.1
Global	$7.7	$12.3	$5.2

First quarter research and development expenses decreased by $2.2 million, primarily from a decline in compensation expenses partially offset by higher clinical trial expenses for PSMA ADC and including expenses for recently acquired MIP-1404. First quarter general and administrative expenses increased by $0.6 million, primarily from higher acquisition-related consulting and professional fees, partially offset by a decline in salary and benefits expenses.

First Quarter Events
•
Progenics acquired Molecular Insight Pharmaceuticals, expanding its oncology pipeline with diagnostic and small molecule therapeutic candidates targeting prostate specific membrane antigen (PSMA) and prostate cancer.

•	Relistor global net sales increased 47% over the previous quarter, and decreased 37% from the first quarter of 2012.

Progenics Announces First Quarter Financial ResultsPage
•	Positive clinical data were reported from a study of two novel radiolabeled small molecule imaging agents targeting PSMA.
•	The company reduced headcount, primarily at Molecular Insight, resulting in an approximate $1.5 million restructuring charge.
•	Angelo W. Lovallo, Jr., was appointed Vice President, Finance of the company.

Conference Call and Webcast

Progenics will review first quarter financial results in a conference call today at 8:30 a.m. EDT. To participate, please dial (877) 250-8889 (domestic) or (720) 545-0001 (international) and reference conference ID 68711767. A live webcast will be available on the Events section of the Progenics website, www.progenics.com, and a replay will be available on the website for two weeks.

- Financial Tables follow -

Progenics Announces First Quarter Financial ResultsPage

PROGENICS PHARMACEUTICALS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except net loss per share)
	For the Three Months Ended March 31,
	2013	2012
Revenues:
Royalty income	$1,157	$1,834
Collaboration revenue	853	291
Research grants	198	86
Other revenues	18	15
Total revenues	2,226	2,226

Expenses:
Research and development	8,721	10,909
License fees – research and development	70	40
Royalty expense	116	185
General and administrative	4,314	3,721
Depreciation and amortization	277	472
Total expenses	13,498	15,327

Operating loss	(11,272)	(13,101)

Other income:
Interest income	14	15
Total other income	14	15

Net loss	$(11,258)	$(13,086)

Net loss per share; basic and diluted	$(0.22)	$(0.39)
Weighted average shares outstanding; basic and diluted	50,116	33,761

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands)
	March 31, 2013	December 31, 2012

Cash and cash equivalents	$55,284	$58,838
Accounts receivable	1,591	6,937
Auction rate securities	3,148	3,240
Fixed assets, net	3,384	3,399
Intangible assets and goodwill	40,002	-
Other assets	1,924	3,894
Total assets	$105,333	$76,308

Current liabilities	$8,378	$8,662
Acquisition-related contingent consideration liability	15,900	-
Deferred tax and other liabilities	13,765	1,078
Total liabilities	38,043	9,740
Stockholders' equity	67,290	66,568
Total liabilities and stockholders' equity	$105,333	$76,308

Progenics Announces First Quarter Financial ResultsPage
About Relistor

Progenics has exclusively licensed development and commercialization rights for its first commercial product, Relistor, to Salix Pharmaceuticals, Ltd. for markets worldwide other than Japan, where Ono Pharmaceutical Co., Ltd. holds an exclusive license for the subcutaneous formulation. Relistor (methylnaltrexone bromide) subcutaneous injection is a first-in-class treatment for opioid-induced constipation approved in more than 50 countries for patients with advanced illness.

Important Safety Information for subcutaneous Relistor

Relistor is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. Use of Relistor beyond four months has not been studied.

Relistor is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction. If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with Relistor and consult their physician. Use of Relistor has not been studied in patients with peritoneal catheters.

Safety and efficacy of Relistor have not been established in pediatric patients.

Rare cases of gastrointestinal (GI) perforation have been reported in advanced illness patients with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the GI tract (i.e., cancer, peptic ulcer, Ogilvie's syndrome). Perforations have involved varying regions of the GI tract (e.g., stomach, duodenum, colon).

Use Relistor with caution in patients with known or suspected lesions of the GI tract. Advise patients to discontinue therapy with Relistor and promptly notify their physician if they develop severe, persistent, and/or worsening abdominal symptoms.

The most common adverse reactions reported with Relistor compared with placebo in clinical trials were abdominal pain (28.5% vs. 9.8%), flatulence (13.3% vs. 5.7%), nausea (11.5% vs. 4.9%), dizziness (7.3% vs. 2.4%), diarrhea (5.5% vs. 2.4%), and hyperhidrosis (6.7% vs. 6.5%).

Relistor full Prescribing Information for the U.S. is available at www.relistor.com.

About Progenics

Progenics Pharmaceuticals, Inc. is discovering and developing innovative medicines for oncology, with a pipeline that includes product candidates in preclinical through late-stage development. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is marketed and in further development by Salix Pharmaceuticals, Ltd. for markets worldwide other than Japan, where Ono Pharmaceutical Co., Ltd. holds an exclusive license for the subcutaneous formulation. For additional information, please visit www.progenics.com.

Progenics Announces First Quarter Financial ResultsPage

This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.
(PGNX-F)
Editors Note:
For more information, please visit www.progenics.com.
For more information about Relistor, please visit www.relistor.com.